                                           -------------------------------------
                                                       OMB APPROVAL
                                                       ------------
                                           OMB Number:                 3235-0362
                                           Expires: Pending
                                           Estimated average burden
                                           Hours per response                1.0
                                           -------------------------------------

                 UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

(Print or Type Response)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    Weiss                            Michael                 S.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Genta Incorporated
Two Connell Drive
--------------------------------------------------------------------------------
                                    (Street)

Berkeley Heights                        NJ                  07922
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Genta Incorporated (Nasdaq: GNTA)
--------------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

December 31, 2001
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                      2.                         Disposed of (D)                 Beneficially   From      7.
                                      Transaction   3.           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      Date          Transaction  -----------------------------   of Issuer's    (D) or    Indirect
1.                                    (Month/       Code                         (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Day/          (Instr. 8)       Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC 1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

====================================================================================================================================
                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          Deriv-    Owner-
                                                                                                          ative     ship
                    2.                                                                                    Secur-    of
                    Conver-           4.       5.                              7.                         ities     Deriv-   11.
                    sion              Trans-   Number of                       Title and Amount           Bene-     ative    Nature
                    or                action   Derivative    6.                of Underlying     8.       ficially  Secur-   of
                    Exer-             Code     Securities    Date              Securities        Price    Owned     ity:     In-
                    cise     3.       (Instr.  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       at End    Direct   direct
                    Price    Trans-   8)       or Disposed   Expiration Date   ----------------  Deriv-   of        (D) or   Bene-
1.                  of       action   -------- of (D)        (Month/Day/Year)            Amount  ative    Issuer's  In-      ficial
Title of            Deriv-   Date      C       (Instr. 3,    ----------------            or      Secur-   Fiscal    direct   Owner-
Derivative          ative    (Month/   o       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/      d       ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)     e   V     A     D     cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $8.656   5/9/00   A5                     5/9/01   5/9/10   Common    50,000
Common Stock (2)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $13.16   6/14/01  A                      6/14/01  6/14/11  Common    6,667
Common Stock (2)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire  $8.57    9/21/01  A                      9/21/01  9/21/11  Common    6,667            188,334      D
Common Stock (2)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001
====================================================================================================================================

Explanation of Responses:

(1) These options were granted upon attendance to Genta Incorporated Board of Directors meetings. These options are fully vested.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


/s/ Michael S. Weiss                                     February 13, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.